Exhibit 99.1

NORTHERN TIER ENERGY LLC CLOSES OFFERING OF

$275 MILLION OF SENIOR SECURED NOTES

RIDGEFIELD, Conn., Nov. 9, 2012 /PRNewswire/ — Northern Tier Energy LLC (the “Company”) and its subsidiary Northern Tier Finance Corporation announced today that they have closed a private offering of $275 million in aggregate principal amount of 7.125% senior secured notes due 2020 (the “Notes”). The Company used the net proceeds of this offering to fund a portion of its pending tender offer for any and all of its outstanding 10.50% Senior Secured Notes due 2017.

The Notes were offered to certain eligible purchasers pursuant to Rule 144A and to certain persons in offshore transactions pursuant to Regulation S, each under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S. This announcement is being issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

About Northern Tier Energy LLC

Northern Tier Energy LLC, the direct operating subsidiary of Northern Tier Energy LP (NYSE:NTI), is an independent downstream energy company headquartered in Ridgefield, CT with refining, retail, and pipeline operations serving the PADD II region of the United States. The Company was established to own and operate the St. Paul Park Refinery as well as a retail network of SuperAmerica brand convenience stores and a 17% equity interest in the Minnesota Pipeline.

For more information, please contact:

Northern Tier Energy LP

Maria Testani

Maria.Testani@NTEnergy.com

(203) 244-6550

Forward-Looking Statements

This press release contains certain “forward-looking statements” which reflect our views and assumptions on the date of this press release regarding future events. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond our control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. We undertake no obligation to update or revise publicly any such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. Please refer to our filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.